Exhibit 10.5

Execution Version

REDEMPTION AGREEMENT

This REDEMPTION AGREEMENT (this “Agreement”) is made as of July 14, 2018 by and between Sirius International Insurance Group, Ltd., a Bermuda exempted company (“Sirius”), IMG Acquisition Holdings, LLC, a Delaware limited liability company (“IMGAH”), and Sirius Acquisitions Holding Company II (“SAHC”).  Capitalized terms used but not defined herein shall have the meaning assigned to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, IMGAH owns 100,000 Series A Preference Shares, par value U.S.$0.01 per share, of Sirius (the “Preference Shares”);

WHEREAS, Sirius has entered into that certain Agreement and Plan of Merger, by and among Sirius, Easterly Acquisition Corp. (“Easterly”) and Sirius Acquisitions Holding Company III (“Merger Sub”), dated June 23, 2018 (the “Easterly Merger Agreement”);

WHEREAS, upon and subject to the closing of the merger contemplated under the Easterly Merger Agreement, the parties desire that Sirius redeem all of the Preference Shares for an aggregate redemption amount of $95,000,000 (such amount, the “Redemption Amount,” such redeemed shares, the “Redeemed Shares,” and such repurchase, the “Redemption”);

WHEREAS, in connection with the Redemption, the parties desire to terminate that certain Shareholder’s Agreement (the “Shareholder’s Agreement”), by and between Sirius and IMGAH, dated as of May 26, 2017, and that certain Registration Rights Agreement (the “Registration Rights Agreement”), by and between Sirius and IMGAH, dated as of May 26, 2017, effective, in each case, as of the Redemption Closing (as defined below); and

WHEREAS, in connection with the Redemption and effective as of the Redemption Closing, the parties desire to amend that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among IMGAH, Sirius, IMG Intermediate, Inc. and SAHC, dated as of May 26, 2017, pursuant to Section 9.9 thereof.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

AGREEMENTS

1.                                      Redemption.  On the date of the Redemption Closing, Sirius shall purchase and redeem from IMGAH, and IMGAH shall sell to Sirius, all of the Redeemed Shares, free and clear of all liens, security interests, encumbrances, claims and charges whatsoever (other than restrictions under applicable securities laws or the security interest granted pursuant to Section 8.8 of the Merger Agreement).  The Redemption Amount for the Redemption Shares shall be paid in cash by or on behalf of Sirius on the date of the Redemption Closing, by wire transfer of immediately available U.S. dollars according to wire instructions provided by IMGAH at least two (2) Business Days in advance of the Redemption Closing.

2.                                      Representations and Warranties of IMGAH.  IMGAH hereby represents and warrants to Sirius that, as of the date hereof and as of the Redemption Closing, (i) the Redeemed Shares are owned by IMGAH free and clear of all liens, security interests, encumbrances, claims and charges whatsoever (other than restrictions under applicable securities laws or the security interest granted pursuant to Section 8.8 of the Merger Agreement), (ii) IMGAH has the requisite limited liability company power and authority to sell, assign and transfer its interest in the Redeemed Shares, (iii) this Agreement has been duly and validly executed by IMGAH and constitutes a valid and legally binding obligation of IMGAH, enforceable in accordance with its terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws affecting the enforcement of creditors’ rights generally and general principles of equity and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought, (iv) neither the execution of this Agreement nor the consummation of the Redemption will (A) conflict with or violate any provision of the by-laws or any other constitutional documents of IMGAH, (B) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which IMGAH is a party or by which IMGAH or any of its properties or assets may be bound or (C) violate any law or order applicable to IMGAH.  No material notices to, filings with, or authorization, consent or approval of any Governmental Entity or any other Person is necessary for the execution, delivery or performance of this Agreement by IMGAH or the consummation by IMGAH of the transactions contemplated hereby.  There is no Proceeding pending or, to IMGAH’s Knowledge, threatened in writing or under investigation against IMGAH by any Person not party to this Agreement before any Governmental Entity that would prevent or materially delay this Agreement or the consummation of the other transactions contemplated hereby.  IMGAH is not subject to any outstanding order, writ, injunction or decree that would prevent or materially delay the execution and delivery of this Agreement or consummation of the transactions contemplated hereby.

3.                                      Representations and Warranties of Sirius.  Sirius hereby represents and warrants to IMGAH that, as of the date hereof and as of the Redemption Closing, (i) Sirius has the requisite corporate power and authority to repurchase and redeem the Redeemed Shares, (ii) this Agreement has been duly and validly executed by Sirius and constitutes a valid and legally binding obligation of Sirius, enforceable in accordance with its terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws affecting the enforcement of creditors’ rights generally and general principles of equity (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought, and (iii) neither the execution of this Agreement nor the consummation of the Redemption will (A) conflict with or violate any provision of the bye-laws or any other constitutional documents of Sirius, (B) subject to obtaining the required lender consents under Sirius’s Credit Agreement dated February 8, 2018 (the “Required Lender Consent”), result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Sirius or any of its Subsidiaries is a party or by which Sirius or any of its Subsidiaries or any of their respective properties or assets may be bound or (C) violate any law or order applicable to Sirius or any of its Subsidiaries.  No material notices to, filings with, or authorization, consent or approval of any Governmental Entity or any other Person (including Easterly, CM Bermuda Limited, China Minsheng International Holding Pte. Ltd. or any of their respective Affiliates) is necessary for the execution, delivery or performance of this Agreement by Sirius or the consummation by Sirius of the transactions contemplated hereby.  There is no Proceeding pending or, to Sirius’s Knowledge, threatened in writing or under investigation against Sirius or any of its Subsidiaries by any Person not party to this Agreement before any Governmental Entity that would prevent or materially delay the consummation of the transactions contemplated hereby.  Sirius and its Subsidiaries are not subject to any outstanding order, writ, injunction or decree that would prevent or materially delay the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.  Sirius has, and will have on the date of the Redemption Closing, sufficient funds available to pay the Redemption Amount and the fees and expenses of Sirius related to the transactions contemplated hereby.  To the Knowledge of Sirius, there is no circumstance or condition that could reasonably be expected to prevent or substantially delay the availability of such funds at the Redemption Closing.  Without limiting the generality of the foregoing, the ability of Sirius to pay the Redemption Amount is not contingent on Sirius’ ability to complete any public offering or private placement of debt or equity securities or to obtain any other type of financing prior to the Redemption Closing.  Assuming the representations and warranties of IMGAH contained in this Agreement are true in all material respects, at and immediately after the Redemption Closing, and after giving effect to the Redemption and the other transactions contemplated by the Easterly Merger Agreement, Sirius will not (a) be insolvent, (b) have unreasonably small capital with which to engage in its business or (c) have incurred debts (and does not immediately plan to incur debt) beyond its ability to pay such debts as they become due.

4.                                      Termination of Shareholder’s Agreement and Registration Rights Agreement.  The parties hereby agree that, effective as of the Redemption Closing, the Registration Rights Agreement and the Shareholder’s Agreement shall automatically terminate without any further action on the part of the parties hereto, and shall be of no further force or effect, and that the parties thereto shall have no further rights or obligations under such agreements (including, but not limited to, information and observer rights, tag-along rights, drag-along rights, rights to the Value-True Up (as such term is defined in the Shareholders Agreement), restrictions on future equity issuances and registration rights), in each case as set forth in the Shareholder’s Agreement and Registration Rights Agreement; provided, however, that Section 3.4 and Article 8 of the Shareholder’s Agreement shall remain in full force and effect until the three (3) year anniversary of the Redemption Closing.

5.                                      No Rights under the Certificate of Designation.  The parties hereby agree that, effective as of the Redemption Closing, IMGAH and Sirius shall have no rights or obligations (including, but not limited to, voting rights or powers, rights to dividends (including with respect to any accrued or unpaid dividends), participating, optional or other special rights, liquidation rights, redemption rights, conversion rights or any other rights of any kind whatsoever) under the

Certificate of Designation of Series A Preference Shares of Sirius International Insurance Group, Ltd., adopted by the Board of Directors of Sirius on May 26, 2017 (the “Certificate of Designation”).  IMGAH acknowledges and agrees that the Board of Directors of Sirius will have the right to adopt and pass any resolutions, and Sirius or its authorized representatives will have the right to file any necessary documents (including, but not limited to, additional certificates of designations or amendments and restatements of the Certificate of Designation) in respect of the Certificate of Designation and the Preference Shares, effective following the Redemption Closing, including resolutions and/or documents providing that (i) there are no Preference Shares issued and outstanding, (ii) no Preference Shares shall be issued under the Certificate of Designation and (iii) all matters set forth in the Certificate of Designation with respect to the Preference Shares shall be of no force and effect.

6.                                      Amendments to the Merger Agreement. The parties agree that, effective as of the Redemption Closing (i) any payment of Earn-Out Consideration under the Merger Agreement shall be payable in cash and not in Preference Shares and (ii) the Merger Agreement shall be amended as set forth below:

(a)                                 The definition of “2017 Earn-Out Consideration” in Section 1.1 of the Merger Agreement shall be deleted in its entirety and replaced with the following:

“ “2017 Earn-Out Consideration” means an amount in cash equal to the product of (i) an amount equal to (x) 2017 EBITDA, minus (y) $32,700,000 and (ii) 145%.”

(b)                                 The definition of “2018 Earn-Out Consideration” in Section 1.1 of the Merger Agreement shall be deleted in its entirety and replaced with the following:

“ “2018 Earn-Out Consideration” means an amount in cash equal to the product of (i) an amount equal to (x) 2018 EBITDA, minus (y) $32,700,000 and (ii) 145%.”

(c)                                  The definition of “2019 Earn-Out Consideration” in Section 1.1 of the Merger Agreement shall be deleted in its entirety and replaced with the following:

“ “2019 Earn-Out Consideration” means an amount in cash equal to the product of (i) an amount equal to (x) 2019 EBITDA, minus (y) $32,700,000 and (ii) 145%.”

(d)                                 Each reference to “Earn-Out Issuance” or “Earn-Out Issuances” in the Merger Agreement shall be deleted in its entirety and replaced with “Earn-Out Payment” or “Earn-Out Payments,” respectively.

(e)                                  Each reference to “Qualified Public Offering”, “Liquidity Event”, “Preferred Stock Release Date” and “Value True-Up” shall be deleted in its entirety.

(f)                                   Section 2.12(a) of the Merger Agreement shall be deleted in its entirety and replaced with the following:

“(a)     Generally.  As additional consideration to Seller hereunder, Seller shall be entitled to receive additional cash payments in an aggregate amount equal to the 2017 Earn-Out Consideration, the 2018 Earn-Out Consideration and the 2019 Earn-Out Consideration (each such issuance, an “Earn-Out Payment”) as set forth in this Section 2.12; provided, that in no event shall the aggregate value of the Earn-Out Payments result in cash payments in excess of $50,000,000 (as such amount may be reduced pursuant to Section 8.6(b), the “Earn-Out Cap”).  Each Earn-Out Payment shall be paid as and when required by Section 2.12(f), and shall be subject to the review and dispute procedures set forth in Section 2.12(e).  For illustrative purposes only, a sample calculation of the 2017 Earn-Out Consideration, the 2018 Earn-Out Consideration and the 2019 Earn-Out Consideration is attached hereto as Exhibit D.”

(g)                                  Section 2.12(f) of the Merger Agreement shall be deleted in its entirety and replaced with the following:

“(f)     Payment.  As promptly as practicable (but in any event within five (5) Business Days) after the final determination of the 2017 Earn-Out Consideration, the 2018 Earn-Out Consideration and the 2019 Earn-Out Consideration, as applicable, pursuant to Section 2.12(e), Parent shall pay to Seller the 2017 Earn-Out Consideration, the 2018 Earn-Out Consideration and the 2019 Earn-Out Consideration, as applicable; provided, that in no event shall the aggregate value of the Earn-Out Payments exceed the Earn-Out Cap.  For the avoidance of doubt, the Parties agree that (i) all Earn-Out Consideration shall be paid prior to the fifth (5th) anniversary of the Closing Date and (ii) the maximum amount of cash that may be paid pursuant to this Agreement shall not exceed $50,000,000.”

(h)                                 Section 2.12(h) of the Merger Agreement shall be deleted in its entirety and replaced with the following:

“(h)     Acceleration.  If a Parent Change of Control occurs prior to the final determination or payment of any Earn-Out Payment in accordance with this Section 2.12, then at or prior to the consummation of such Parent Change of Control, Parent shall pay to Seller the amount in cash necessary to make the aggregate value of cash paid pursuant to this Section 2.12 equal to the Earn-Out Cap (the “Accelerated Earn-Out Consideration”) as of the date of the payment of such Accelerated Earn-Out Consideration.”

(i)                                     Section 8.1 shall be deleted in its entirety and replaced with the following:

“Section 8.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Seller, Parent and Merger Sub contained herein shall survive the Closing until the date that is twelve (12) months following the Closing Date; provided, that the representations and warranties of Seller, Parent and Merger Sub contained in (x) Section 3.15, shall survive the Closing until the date that is thirty (30) days following the expiration of the statute of limitations applicable to the underlying Tax claim and (y) Section 3.1, Section 3.2, Section 3.3, Section 3.15, Section 3.16, Section 3.22, Section 4.1, Section 4.2, Section 4.4, Section 4.6, Section 5.1, Section 5.2 and Section 5.3 shall survive the Closing indefinitely; provided, further, that notwithstanding the foregoing, the representations and warranties set forth in the foregoing proviso shall terminate and no longer survive upon the termination of the Earn-Out Periods (the representations and warranties contained in this Section 8.1, the “Fundamental Representations”). The representations and warranties of Seller, Parent and Merger Sub contained in Exhibit I shall terminate and be of no further force or effect upon the Closing.”

(j)                                    Section 8.6(b) shall be deleted in its entirety and replaced with the following:

“(b)                           With respect to any payment required under this Article 8 to be made by Seller after the final determination thereof, the sole and exclusive source of payment for Parent shall consist of the right of Parent to satisfy the amount of such payment by set-off, offset and reduction of the Earn-Out Consideration otherwise payable or to become payable pursuant to Section 12.2(f) and the Earn-Out Cap shall be reduced by the amount of any such set-off, offset or reduction.  Parent shall not, for the avoidance of doubt, have any entitlement to seek indemnification directly from Seller or have recourse to any other assets of Seller other than reduction of the Earn-Out Consideration and the corresponding reduction in the Earn-Out Cap.”

(k)                                 Section 8.7 and Section 8.8 of the Merger Agreement, and all references thereto, shall be deleted from the Merger Agreement in their entirety.

7.                                      Certain Covenants in respect of the Merger Agreement.  The parties agree that, immediately following the Redemption Closing, (i) the security interest granted pursuant to Section 8.8 of the Merger Agreement shall terminate and be released with respect to the Collateral (including the Preference Shares) and (ii) IMGAH shall be entitled to file any termination statements under the New York UCC or otherwise to evidence the release of such security interest in the Collateral (including the Preference Shares).  Promptly following the Redemption Closing, Sirius and IMGAH shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse (a) to Sirius the Preference Shares held in the Escrow Account and (b) to IMGAH any portion of the Collateral remaining in the Escrow Account (other than the Preference Shares).  Sirius hereby acknowledges and agrees that the Collateral (including the Preference Shares) is not subject to any pending claim for indemnification pursuant to the Merger Agreement and Sirius represents and warrants to IMGAH that, as of the date hereof, Sirius does not have Knowledge of any breaches of the representations and warranties made by IMGAH in the Merger Agreement as a basis for a claim for indemnification under the Merger Agreement, and covenants and agrees that, following the Redemption Closing, Sirius shall not be entitled to seek recovery against the Collateral in connection with any claim for indemnification pursuant to the Merger Agreement.  The parties hereby acknowledge and agree that, except for the amendments to the Merger Agreement and the covenants set forth in this Section 7, the Merger Agreement shall remain in full force and effect.  In furtherance of the foregoing and for the avoidance of doubt, Sirius hereby covenants and agrees that (a) Sirius shall continue to provide IMGAH with the audited financial statements of the IMG Group Companies for 2018 and 2019, accompanied by the Earn-Out Statement for such period, which shall substantially be in the form provided to IMGAH for 2017, and (b) Section 2.12(e) of the Merger Agreement shall remain in full force and effect.

8.                                      Release of Sirius.  Effective as of the Redemption Closing and receipt of payment of the Redemption Amount in immediately available US dollars, IMGAH, for itself and on behalf of its Affiliates, any of their respective successors, assigns, officers, directors, current and future equityholders, partners, managers and employees (each, an “IMGAH Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all rights, claims, demands, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any

IMGAH Releasor has, may have or might have or may assert now or in the future, against Sirius, its Affiliates, equityholders and any of their respective successors, assigns, officers, directors, partners, managers and employees, (in each case, in their capacity as such) (each, a “Sirius Releasee”), arising out of, related to, based upon or resulting from the Preference Shares or IMGAH’s status as a holder of the Preference Shares, the Shareholders Agreement, the Certificate of Designation or the Registration Rights Agreement, other than the rights provided under this Agreement or under the Merger Agreement.  IMGAH shall, and shall cause each IMGAH Releasor to, refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or maintaining, or causing to be commenced, any legal or arbitral proceeding of any kind against any Sirius Releasee based upon any matter released pursuant to this Section 8, other than a proceeding to enforce this Agreement.  The execution and delivery of this Agreement shall not constitute an acknowledgment of, or an admission by, any IMGAH Releasor of the existence of any such claims or of liability for any matter or precedent upon which any liability may be asserted.  Effective as of the Redemption Closing and receipt of payment of the Redemption Amount in immediately available US dollars, each IMGAH Releasor hereby irrevocably and forever waives and releases any right to indemnification, contribution, reimbursement, set-off or other rights to recovery that such IMGAH Releasor might otherwise have against any Sirius Releasee with respect to representations and warranties made, and the covenants, obligations and agreements to be performed under, the Shareholders Agreement, the Certificate of Designation and the Registration Rights Agreement.

9.                                      Release of IMGAH.  Effective as of the Redemption Closing, Sirius, for itself and on behalf of its Affiliates, any of their respective successors, assigns, officers, current and future equityholders, directors, partners, managers and employees (each, a “Sirius Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all rights, claims, demands, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Sirius Releasor has, may have or might have or may assert now or in the future, against IMGAH, its Affiliates, equityholders, and any of their respective successors, assigns, officers, directors, partners, managers and employees, (in each case, in their capacity as such) (each, an “IMGAH Releasee”), arising out of, related to, based upon or resulting from the Preference Shares or IMGAH’s status as a holder of the Preference Shares, the Shareholders Agreement, the Certificate of Designation or the Registration Rights Agreement, other than the rights provided under this Agreement or under the Merger Agreement.  Sirius shall, and shall cause each Sirius Releasor to, refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or maintaining, or causing to be commenced, any legal or arbitral proceeding of any kind against any IMGAH Releasee based upon any matter released pursuant to this Section 9, other than a proceeding to enforce this Agreement.  The execution and delivery of this Agreement shall not constitute an acknowledgment of, or an admission by, any Sirius Releasor of the existence of any such claims or of liability for any matter or precedent upon which any liability may be asserted.  Effective as of the Redemption Closing, each Sirius Releasor hereby irrevocably and forever waives and releases any right to indemnification, contribution, reimbursement, set-off or other rights to recovery that such Sirius Releasor might otherwise have against any IMGAH Releasee with respect to representations and warranties made, and the covenants, obligations and agreements to be performed under, the Shareholders Agreement, the Certificate of Designation and the Registration Rights Agreement.

10.                               Entire Agreement; Third-Party Beneficiaries: Amendments and Waivers.  This Agreement, together with the Merger Agreement, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements, understandings, discussions, offers and proposals, both written and oral, among the parties hereto with respect to the subject matter hereof (including the Preference Shares).  There are no representations, warranties, understandings or agreements among the parties hereto with respect to the subject matter hereof other than as set forth herein and each party acknowledges and agrees that neither party shall be entitled to rely upon any representations or warranties regarding the subject matter hereof (including the Preference Shares) other than as set forth herein. The representations, warranties, covenants and agreements of the parties hereto shall survive the Redemption Closing, and termination of this Agreement.  IMGAH, on the one hand, and Sirius and SAHC, on the other hand, shall indemnify each other for all Losses incurred by IMGAH, or Sirius and SAHC, respectively, arising out of breaches by Sirius and SAHC or IMGAH, as applicable, of the foregoing representations, warranties, covenants and agreements.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as provided in Section 8 or Section 9 hereof, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.  Any amendment of this Agreement shall require the written agreement of each of the parties hereto.  Any agreement on the part of any party hereto to any waiver of any rights hereunder shall be valid only if set forth in a written instrument signed on behalf of such party.  The failure of any party to assert any of its rights hereunder shall not constitute a waiver of such rights.

11.                               Governing Law; Jurisdiction and Venue; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the laws of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than New York.  In furtherance of the foregoing, the internal laws of New York shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction may ordinarily apply.  EACH PARTY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT.  EACH PARTY WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO.  EACH PARTY AGREES THAT SERVICE OF SUMMONS AND COMPLAINT OR ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY ACTION OR PROCEEDING MAY BE MADE ON SUCH PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS OF THE PARTY AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 9.2 OF THE MERGER AGREEMENT.  NOTHING IN THIS SECTION 11, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.  EACH PARTY AGREES THAT A FINAL, NON-APPEALABLE JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT

SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.                               Redemption Closing; Termination.  The obligations of each of the parties hereto to consummate the Redemption is subject to the occurrence of the Closing (as defined in the Easterly Merger Agreement) (and no other condition, incuding, for the avoidance of doubt, the Required Lender Consent), and the Redemption shall occur upon the Closing Date of the Merger (as each term is defined in the Easterly Merger Agreement) becoming effective (such date, the “Redemption Closing”).  In the event that the Easterly Merger Agreement is terminated in accordance with its terms, this Agreement shall terminate and become null and void and shall be of no further force and effect; provided, that the liability of any party for breach of this Agreement prior to termination shall survive termination.   Notwithstanding the foregoing, in the event that the Redemption Closing does not occur on or prior to November 30, 2018, this Agreement shall automatically terminate and become null and void and shall be of no further force and effect; provided, that the liability of any party for breach of this Agreement prior to termination shall survive termination.

13.                               Severability. Should any provision of this Agreement be declared invalid by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect.

14.                               Further Action.  Each party agrees to use commercially reasonable efforts to take all further actions to effectuate the terms and intentions of this Agreement, including the conveyance to Sirius of all right, title and interest in and to the Redeemed Shares, as reasonably requested by the other party. In furthance of the foregoing, each party agrees to use commercially reasonable efforts to provide any material notices to, make any material filings with, or obtain any authorization, consent or approval of any Governmental Entity or any other Person necessary for the consummation by the parties of the transactions contemplated hereby, and Sirius shall use commercially reasonable efforts to obtain the Required Lender Consent. Sirius shall indemnify IMGAH for all Losses incurred by IMGAH arising out of the failure of Sirius to obtain the Required Lender Consent.  The parties agree that neither party shall be treated as having breached any representation, warranty or covenant under the Merger Agreement solely as a result of the execution of this Redemption Agreement or the consummation of the transactions set forth herein in accordance with their terms.

15.                               Non-Recourse.  Sirius hereby agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future equityholder, director, officer, employee or member of

IMGAH or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of IMGAH or any current or future member of IMGAH or any current or future director, officer, employee or member of IMGAH or of any Affiliate or assignee thereof, as such, for any obligation of IMGAH under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

16.                               Interpretation.  No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof.  Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular section, subsection paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; and (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”.

17.                               Expenses.  All fees and expenses incurred in connection with the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party to this Agreement incurring such fees or expenses.

18.                               Press Releases and Communication.  No press release or public announcement related to this Agreement or the transactions contemplated herein will be issued or made by any party hereto without the joint approval of the parties hereto, unless required by applicable law (in the reasonable opinion of counsel (which may be internal counsel)) in which case the other party will have the right to review and comment on the press release, announcement or communication prior to its issuance, distribution or publication.  Notwithstanding the foregoing or anything in the Merger Agreement, Sirius may disclose this Agreement and its contents in accordance with applicable Law, including filings made with applicable regulators, including the U.S. Securities and Exchange Commission, without IMGAH’s prior review or consent.

19.                               Remedies.  Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party hereto, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity.  Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

20.                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  Execution and delivery of this Agreement by facsimile or other electronic exchange bearing the copies of a party’s signature shall constitute a valid and binding execution and delivery of this Agreement by such party.  Such facsimile or other electronic copies shall constitute enforceable original documents.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

SIRIUS INTERNATIONAL ISURANCE GROUP, LTD.

By:	/s/ Kip Oberting
Name:	Kip Oberting
Title:	EVP & CFO

IMG ACQUISITION HOLDINGS, LLC

By:	/s/ Brent Stone
Name:	Brent Stone
Title:	Authorized Signatory

SIRIUS ACQUISITIONS HOLDING COMPANY II

By:	/s/ Ralph Salamon
Name:	Ralph Salamon
Title:	President

[Signature page to IMGAH Redemption Agreement]